Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Summit Healthcare REIT, Inc.

Laguna Hills, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-212231) of Summit Healthcare REIT, Inc. of our report dated April 15, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Costa Mesa, California
April 15, 2024